LANDLORD FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT, dated as of _________, 2009 (this “Agreement”), is made by and among Thomas and Juanita Spatola, husband and wife (“Landlord”), Pierce Hardy Limited Partnership, a Pennsylvania limited partnership (“Tenant”), ABLECO FINANCE LLC, a Delaware limited liability company, as collateral and administrative agent (in such capacity, “Ableco”), and SUNTRUST BANK, as administrative agent and a co-collateral agent (in such capacity, “SunTrust”).

RECITALS

A.           Landlord and Tenant are parties to a lease agreement, dated ___________, 2008, (the "Lease"), for the demise of the premises as described in the Lease (the “Premises”), a copy of which is attached hereto as Schedule 1 and made a part of this Agreement.

B.           The Lease provides Landlord with the option to require Tenant to purchase the Premises (the “Option”), as further provided in the Lease.

C.           Pursuant to that certain Credit Agreement, dated as of April 18, 2008 (as amended, restated, supplemented, refinanced, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”), by and among 84 Lumber Company, a Pennsylvania limited partnership (“84 Lumber”), the guarantors party thereto, the lenders from time to time party thereto (the “ABL Lenders”), SunTrust (and its successors and assigns) and Wachovia Bank, National Association, as a Co-Collateral Agent (and its successors and assigns), the ABL Lenders have agreed to make certain Revolving Loans and Commitments (each as defined in the Credit Agreement) (collectively, the “ABL Facility”) available to 84 Lumber pursuant to the terms of the Credit Agreement.

D.           Pursuant to that certain Financing Agreement, dated as of April 18, 2008 (as amended, restated, supplemented, refinanced, renewed, replaced  or otherwise modified from time to time, the “Financing Agreement”), by and among the Borrowers (as defined in the Financing Agreement), Guarantors (as defined in the Financing Agreement), the lenders from time to time party thereto (the “Term Lenders,” and together with the ABL Lenders, collectively, the “Lenders”), and Ableco (and its successors and assigns), Term Lenders have agreed to extend to the Borrowers thereunder  a certain term loan facility (the “Term Loan Facility”) pursuant to the terms of the Financing Agreement.

E.           As a condition, among others, to the effectiveness of the ABL Facility and the Term Loan Facility, the Lenders are requiring Landlord to forbear from exercising its rights under the Option until all (i) Obligations (as defined in the Financing Agreement) of the Borrowers under the Financing Agreement have been fully performed and discharged and the Loan has been repaid in full in accordance with the Financing Agreement, and (ii) Obligations (as defined in the Credit Agreement) have been satisfied in full and the commitments of the ABL Lenders thereunder have been terminated (the date on which both clauses (i) and (ii) have been satisfied, the “Forbearance Termination Date”).

F.           Tenant hereby requests that Landlord forbear from exercising its rights under the Option until the Forbearance Termination Date.

G.           Landlord is willing and agrees to forbear from exercising its rights under the Option until the Forbearance Termination Date.

H.           Landlord and Tenant acknowledge that Ableco, Suntrust and the Lenders are relying on this Agreement in entering into the Credit Agreement and the Financing Agreement and providing the ABL Facility and the Term Loan Facility, and such reliance is reasonable and foreseeable.

NOW, THEREFORE, in consideration of the premises and agreements herein, Landlord, Tenant, Ableco and SunTrust hereby agree as follows:

Terms of Forbearance.

Forbearance.  Landlord agrees to forbear from exercising its rights under the Option for the period from the date hereof until the Forbearance Termination Date.

After Forbearance.  From and after the Forbearance Termination Date, the agreement of Landlord to forbear as set forth in this Agreement shall automatically and without further action terminate and be of no force and effect.  The parties expressly acknowledge and agree that the effect of such termination will be to permit Landlord to exercise its rights under the Option without any notice, passage of time or forbearance of any kind to Ableco and SunTrust.

Limited Effect of Forbearance.  Subject to the foregoing, Landlord has not waived and is not by this Agreement waiving any other of its rights existing under the Lease, and nothing contained herein shall be deemed to constitute any such waiver.

Miscellaneous.

Successors and Assigns.  This Agreement shall (i) be binding on Landlord, Tenant, Ableco, SunTrust and their respective successors and assigns, and (ii) inure to the benefit of the Landlord, Tenant, Ableco, SunTrust and their respective successors and assigns.

Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Entire Agreement.  This Agreement supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto.

Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed within such state.

Amendments.  This Agreement may be amended, modified or waived only in a writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Landlord:

Thomas Spatola

Juanita Spatola

Tenant:

84 Development Company, now known as Hardy
Management Company, Inc., said Hardy Management
Company, Inc., as nominee for Pierce Hardy Limited
Partnership, a PA limited partnership

By:
Name:
Title:

Ableco:

ABLECO FINANCE LLC, a Delaware limited liability
company, as Collateral and Administrative Agent under the
Financing Agreement

By:
Name:
Title:

SunTrust

SUNTRUST BANK, as the Administrative Agent and a Co-
Collateral Agent under the Credit Agreement

By:
Name:
Title:

SCHEDULE 1

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